Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Board Appoints James H. Dennedy to Fill Board Vacancy
CLEVELAND — June 22, 2009 — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, announced today that James H. Dennedy has been appointed to its nine-member Board of Directors. Dennedy, 44, succeeds Steve Tepedino, 47, who resigned on May 21, 2009, due to a conflict of interest.
Dennedy, principal and chief investment officer at Arcadia Captial Advisors, LLC, was recommended by Ramius LLC, and subsequently approved by the Agilysys Board, to fill the vacancy created by Tepedino’s resignation. He will serve on the Agilysys Board of Directors as a Class C Director and will also serve on the Board’s Audit Committee. Dennedy’s term will expire at the Company’s 2009 Annual Meeting of Shareholders scheduled for July 31, 2009, at which time he will stand for re-election to the Board.
Before joining Arcadia Capital Advisors, Dennedy served as president and chief executive officer of Engyro Corporation, an enterprise software company that provided software solutions to help organizations reduce the cost of IT management.
Dennedy currently serves as a director of NaviSite, Inc., where he is chair of the audit committee and a member of the compensation committee; I-many, Inc., where he is a member of the audit committee; and Entrust, Inc., where he is a member of the governance committee. Additionally, between 2002 and 2005, Dennedy served as a director for Abridean, Inc., where he was a member of both the compensation and audit committees.
A graduate of the United States Air Force Academy, Dennedy also earned a MBA in finance from Ohio State University and a master’s degree in economics from the University of Colorado.
“We look forward to Jim joining our board,” said Martin Ellis, president and chief executive officer. “Jim’s experience will further contribute to the board’s diverse skill set as we continue to focus on driving shareholder value.”
About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Cleveland, Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China. For more information, visit www.agilysys.com.
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Investor Contact:
Curtis Stout
Vice President and Treasurer
Agilysys, Inc.
440-519-8635
curtis.stout@agilysys.com
Media Contact:
Maureen Morreale
Senior Communications Manager
Agilysys, Inc.
440-519-8161
maureen.morreale@agilysys.com